Exhibit (a)(1)(R)

FORM OF FINAL COMMUNICATION TO ELIGIBLE EMPLOYEES WORKING IN FRANCE

CONFIRMING NON-PARTICIPATION

IN THE CARDINAL HEALTH, INC. STOCK OPTION EXCHANGE PROGRAM

We did not receive an election from you to participate in the Cardinal Health, Inc. Stock Option Exchange Program. Therefore, your existing stock option grants will not be tendered for exchange and you will not receive new restricted share units. If you have questions, please telephone Stock & Option Solutions toll-free at 1-800-936-5340 (from within the United States and Canada) or at 1-614-808-1620 (from outside the United States or Canada) or email them at StockOptionExchangeProgram@Cardinalhealth.com.